Exhibit 4.3

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

Deed of Trust

Made and signed in Netanya on September 20, 2007

Between:
Cellcom Israel Ltd. of 10 Hagavish Street, Netanya (hereinafter: “the Company”)
of the one part;
And:
	Aurora Fidelity Trust Company Ltd. Private company no. 51-3605576 of 6 Hayarkon St., Ramat Gan 52521 Telephone: 03-7551596 Fax: 03-7510902 Contact: Adv. Iris Shalvin, CEO (hereinafter: “the Trustee”)	of the other part:

Whereas:	The board of the Company decided, on September 19, 2007, to approve the issue of Debentures (Series C), according to the conditions of the Prospectus; and

Whereas:	The Trustee is a limited shares company that has been incorporated in Israel according to the Companies Law, whose principle goal is to engage in trusteeship; and

Whereas:
The Trustee has declared that there is no impediment in accordance with the Securities Law 5728 – 1968 or any other law to its entering into an engagement with the Company pursuant to this Deed of Trust, and that it fulfills all of the requirements and conditions for competency stated in the Securities Law to serve as a trustee for the issue of the Debentures (Series C) covered by the Prospectus; and

Whereas:	Within the Prospectus, the Company shall issue Debentures (Series C) of a par value that will be as determined in accordance with Section 2.2 of the Prospectus; and

Whereas:	The Company has requested that the Trustee serve as the trustee for the Debenture Holders (Series C), and the Trustee has agreed thereto, subject to the terms of this Deed of Trust;

Now therefore it has been agreed, declared and stipulated between the parties as follows:

1.           Preamble, interpretation and definitions

1.1	The preamble to this Deed of Trust and the appendices attached hereto constitute a material and integral part hereof.

1.2	The division of this Deed and Trust into sections and the titling of the sections are for the sake of convenience and as references only and may not be used for construction purposes.

1.3
The provisions hereof in plural apply to singular and vice versa; the provisions hereof in masculine gender apply to feminine and vice versa, and all statements regarding natural persons also refer to corporations, wherever this Deed does not implicitly and/or explicitly state otherwise and/or if the content of context of the statements does not necessitate otherwise.

1.4	In this Deed of Trust and in the Debentures (Series C), the following expressions will have the meaning beside them, unless another meaning is implied by the content or context of the statements:

“This deed” or the “Deed of Trust”	–	This Deed of Trust, including the appendices attached hereto, which constitute an integral part hereof;

the “Prospectus”	–	The prospectus of the Company that is due to be published, inter alia, for the issue of the Debentures (Series C)

the “Debentures (Series C)” or the “Debentures”	–	The Debentures (Series C) of the Company, registered to name, that will be issued in accordance with the Prospectus;

the “Trustee”	–	Aurora Fidelity Trust Company Ltd. and/or any party serving from time to time as a trustee of the Debenture Holders (Series C) pursuant to this deed;

“Register”	–	Register of the Debenture Holders (Series C) as stated in Section 25 hereof;

the “Debenture Holders (Series C)” and/or the “Debenture Holders” and/or the “Debenture Owners (Series C)” and/or the “Debenture Owners”	–
The persons whose names are listed at the time in question in the register of the Debenture Holders (series C), and in the case of a number of joint Holders, the joint Holder first listed in the register;

the “Debenture Certificate (Series C)”	–	A Debenture certificate (Series C) whose form appears as the first addendum to this deed;

the “Law” or the “Securities Law”	–	The Securities Law, 5728 – 1968 and the regulations thereby, as effective from time to time;

“Business day”	–	A day on which most of the banks in Israel are open for conducting transactions;

“Principal”	–	The par value of the Debentures (Series C)

the “Consumer Price Index” (“Index”)	–
The price index known by the name of "the Consumer Price Index", which includes fruit and vegetables, as published by the Central Bureau of Statistics, including that index even if published by another official body or institute, and including any official index that replaces it, whether composed of the same data as the existing index or not. If it is replaced by another index that is published by such a body or institute, and that body or institute did not determine the ratio between it and the index thus replaced, the ratio will be determined by the Central Bureau of Statistics, and in the case of such a ratio not being determined, it will be determined by the Trustee, who will determine, following consultation with economic experts of his choice, the ration between the other index and the replaced index;

the “Known Index”	–	The last known consumer price index;

the “Basic Index”	–	The consumer price index for August 2007 that was published on September 12, 2007.

the “Payment Index”	–	The consumer price index known on the date of making any payment on the account of the principal and/or the interest;

“Trade Day”	–	A day on which transactions are executed on the

Tel Aviv Stock Exchange Ltd;

the “Stock Exchange”	–	The Tel Aviv Stock Exchange Ltd;

“Meeting”	–	A meeting of the Debenture Holders, including a class meeting.

“Class meeting”	–	A meeting of the Debenture Holders, who have an interest that is materially different from the interest of other Debenture Holders on the matter that is being discussed in the meeting.

the “Nominee Company”	–	The Israel Discount Bank Nominees Ltd.

2.	Issuance of the Debentures and the Applicability of the Deed of Trust

The Company shall issue an unlimited in amount series of registered to name Debentures (Series C), bearing annual interest at a rate that is to be determined in accordance with Section 2.2 of the Prospectus, linked (principal and interest) to the Basic Index, for repayment in 9 equal semiannual installments on March 1 and on September 1 of each of the years 2009 to 2012 (inclusive) and on March 1, 2013. The interest on the Debentures will be paid in semiannual installments on March 1 and September 1 on each of the years 2008 to 2012 (inclusive) and a semiannual installment on March 1, 2013.

3.	Terms of the Issuance; Self-Purchase

3.1	The Company shall issue the Debentures according to the conditions specified in the Prospectus and in the Debentures and will not secure them with any collateral.

3.2
The Company reserves the right to purchase at any time, within or without the Stock Exchange, Debentures (Series C) at any price of its choosing, without prejudice to the obligation of repayment of the Debentures remaining in circulation as specified above. The Debentures that will be purchased by the Company will be cancelled and delisted from trade on the Stock Exchange, and the Company will not be allowed to re-issue them.

3.3
A subsidiary of the Company and/or the controlling shareholder and/or companies under the control of the controlling shareholder of the Company (“Affiliated Company”) are allowed to purchase and/or sell from time to time within or without the Stock Exchange, including by way of issuance by the Company, Debentures at any price of their choosing and sell them accordingly. The Debentures thus held by the Affiliated Company will be considered as an asset of the Affiliated Company, and if they are listed for trading, they will not be delisted from trade on the Stock Exchange other than subject to the rules of the Stock Exchange.

On the matter of holding Meetings of Holders of Debentures, the provisions of Section 2.19 of the second addendum to this Deed will apply.

3.4
The Company is allowed, at any time and from time to time, without needing the consent of the Debenture Holders or the Trustee, to issue, including to an  Affiliated Company, Debentures of a different type and/or of different series and/or other securities, whether secured or unsecured, whether granting a right of conversion into shares of the Company or not granting such right, whether by public offering pursuant to a prospectus or otherwise, under terms of redemption, interest, linkage, discounting, repayment rate in the case of liquidation and other conditions, as the Company sees fit, whether they are preferable to the terms of the Debentures (Series C) issued pursuant to the Prospectus, equal to them or inferior to them.

3.5
Without derogating from the foregoing, the Company is allowed, at any time and from time to time, without needing the consent of the Debenture Holders or the Trustee, to issue, including to an Affiliated Company, additional Series C Debentures. The additional Debentures that will be issued, to the extent issued, including their conditions and resulting rights, will be identical and as the existing Debentures, and will together constitute one series for all purposes (it is clarified that in the case of such issuance, the offerees to which additional Debentures will be issued will not be entitled to payment of principal and/or interest whose determinant payment date preceded the issuance date). The provisions of the Deed of Trust will apply to these additional Debentures. The Company will publish an immediate report on such an issuance of additional Debentures and will apply to the Stock Exchange in an application to list these additional Debentures for trading Debenture therein. In the case of expansion of the series of the Debentures (Series C) as above, the fee of the Trustee shall be increased in proportion to the increase of the size of the series.

The Company shall inform the Trustee and the Debenture Holders of the issue of these additional Debentures.

This right of the Company does not exempt the Trustee from examining such an issuance, to the extent that such a duty is imposed on the Trustee by law, and it does not derogate from the rights of the Trustee and of the Meeting of the Debenture Holders according to the Deed of Trust, including their right to make the Debentures immediately repayable as stated in Section 6 hereof.

3.6
The Debentures have been issued in their par value, i.e. without discount. The Company reserves the right to allocate the Debentures following an expansion of the series at a different discount rate (higher or lower) than the discount rate of the

Debentures then in circulation (including due to issuance at a price that reflects a different discount rate). The discounted allocation of the Debentures originating from expansion of the series of the Debentures at a rate exceeding the discount rate established for the Debentures before the expansion, may adversely affect the state of the Debenture Holders

3.7	The provisions of this Section 3 above itself do not bind the Company or the Debenture Holders to purchase Debentures or sell the Debentures in their possession.

3.8
Wherever the rules of the Stock Exchange apply or will apply to any action according to this Deed of Trust, they will have preference over the provisions hereof, and the dates of such an action will be determined in accordance with the rules of the Stock Exchange.

4.	Undertakings of the Company

4.1
The Company undertakes hereby towards the Debenture Holders, through the Trustee, to pay, on the dates set thereto, all of the sums of the principal, the interest and the linkage differences that will be payable pursuant to the terms of the Debentures, and fulfill all of the other conditions and undertakings imposed thereupon pursuant to the terms of the Debentures and this Deed.

4.2
The Company hereby warrants that the capital raised that it will hold until the date of their use according to the designation of the issuance remuneration as stated in chapter 3 of the Prospectus, will be deposited and invested by the company as it deems fit, as long as each investment is made in solid channels, including, but not limited to, an interest-bearing monetary deposit, a foreign currency deposit, Debentures with a rating of not less than BBB-, and so on. For this purpose, an investment in shares or basket certificates whose base asset is shares or share indices or options in the Maof or the purchase or writing of positions in derivatives, will not be considered as an investment in solid channels.

4.3	Securing of the Debentures

4.4	The undertaking of the Company to repay the Debentures (principal, interest and linkage differences) is not secured by any collaterals.

4.5
The Company will be allowed to pledge its assets, in part or in full, by any pledge and in any way, including to any third party, without the need for any consent from the Trustee and/or the Debenture Holders.

4.6
The Company will be allowed to sell, lease, assign, deliver or transfer in any other way its assets, in part or in full, in any way, for the benefit of any third party, without the need for any consent of the Trustee and/or the Debenture Holders.

4.7
For the removal of doubt, it is clarified that the Trustee has no duty to examine, and in fact the Trustee has not examined, the need for providing collateral for securing the payments to the Debenture Holders. In its entering the engagement in this Deed of Trust, and with the consent of the Trustee to serve as the trustee for the Debenture Holders, the Trustee does not express its opinion, implicitly or explicitly, as to the ability of the Company to fulfill its undertakings towards the Debenture Holders. The foregoing does not derogate from the duty of the Trustee by law and/or Deed of Trust, nor does it derogate from the duty of the Trustee (to the extent that this duty applies to the Trustee according to any law) to examine the effect of changes in the Company from the date of the Prospectus onwards, to the extent that these may adversely affect the ability of the Company to fulfill its undertakings to the Debenture Holders.

4.8
The Debentures will be in an equal pari passu degree of security among themselves concerning the undertakings of the Company pursuant to the Debentures, without precedence or preference over each other.

5.	Delisting of the Debentures from trade initiated by the Stock Exchange

If the Stock Exchange decides to delist the Debentures (Series C) because the value of the series falls below the minimum sum stated in the guidelines of the Stock Exchange, the Company will not perform immediate redemption of the Debentures (Series C), but the Debentures will be delisted from trade.

6.	Immediate repayment

6.1
Subject to the provisions of Section 6.2 below, the Trustee shall be entitled to call for immediate repayment of the unsettled balance of the Debentures, in part or in full, and will be compelled to do so if so demanded by a special resolution (as defined in the second addendum to this Deed) that is adopted in the general Meeting of the Debenture Holders, or by a written demand signed by the Holders of more than 50% of the unsettled balance of the principal of Debentures in circulation, in case one or more of the events enumerated below occur:

6.1.1
If the Company does not repay any sum (including principal or interest or linkage differences) that is due pursuant to the terms of the Debentures, within 7 days of the maturity of that sum, according to the terms of the Debentures.

6.1.2	A permanent liquidator has been appointed by a court, or if the court has issued the Company a final liquidation order, or if a valid resolution for voluntary liquidation of the Company is adopted.

6.1.3
A motion is filed regarding the Company to reach a settlement with the creditors of the Company in accordance with Section 350 of the Companies Law, 5759 – 1999, or if a motion for staying of proceedings is issued pursuant to this section, and if the motion has been filed other than by the Company – the motion or order is not removed or cancelled within 45 days of filing or granting, as relevant.

6.1.4
If the Company is dissolved or struck for any reason, including striking or dissolution for merger purposes or within a share exchange transaction, unless the Trustee is convinced that the rights of the Debenture Holders (Series C) will not be infringed following such a merger or share exchange transaction.

6.1.5
If one of the cases listed below occurs and, according to the determination of the Trustee or a special resolution adopted in a general Meeting of the Debenture Holders, this may infringe upon or endanger the rights of the Debenture Holders:

6.1.5.1
A temporary liquidator or temporary receiver has been appointed for the Company by a court or if the court has issued the Company a temporary liquidation order, and such an appointment or order is not revoked within 30 days of being issued.

6.1.5.2	Material assets of the Company are subjected to attachment and the attachment is not removed within 45 days of its imposition.

6.1.5.3	An execution action is carried out against material assets of the Company and the action is not cancelled within 45 days of being carried out.

6.1.5.4	If a permanent receiver is appointed for the Company and/or for all of its assets or for a material part thereof, and the appointment is not cancelled within 45 days.

6.1.5.5
The Company ceases its payments and/or announces its intent to cease its payments and/or if there is genuine concern, in the opinion of the Trustee, that it will cease its payments and/or cease to continue its business affairs or it is likely that it will cease managing its business affairs.

6.1.5.6
If the Company violates or fails to fulfill any material condition or undertaking that binds it pursuant to the conditions of the Debentures and this Deed, and it does not rectify the violation within 14 business days of its having received a written warning from the Trustee to rectify the violation.

6.1.5.7	If pledgees of the assets of the Company realize the pledges that they have for material assets of the Company.

6.1.5.8	If another series of Debentures that the Company has issued is called for immediate repayment other than according to a resolution of the Company.

6.2	Advance notice before calling Debenture for immediate repayment

6.2.1
Notwithstanding the provisions of Section 6.1 above, the Trustee shall not call the Debentures for immediate repayment, unless the Trustee has given the Company prior written notice of its intent to do so, and the Company does not fulfill the provisions of the advance notice within 15 days of its receipt (“the Remedy Period”).

6.2.2
In the said prior notice, the Company will be required to pay the arrears sum and/or fulfill other provisions of this Deed or of the terms of the Debentures whose violation or non-fulfillment constitute grounds for calling Debentures for immediate repayment, or restore the state of affairs that preceded the grounds for calling for immediate repayment, in accordance with the case stated in Section 6.1 above, for which this warning has been given.

6.2.3
Despite the provisions in Section 6.2.1 above, if the Trustee holds the opinion that a deferral in calling the debt of the Company for immediate repayment as stated in Section 6.2.1 above will genuinely endanger the rights of the Debenture Holders, the Trustee shall be allowed to shorten the Remedy Period up to 3 business days, in order to prevent the said endangerment of the rights of the Debenture Holders, on the condition that it so confirms to the Company by a notice that is delivered to it at the time of calling of the Debentures for immediate repayment.

7.	Claims and Proceedings by the Trustee

7.1
Without derogating from any other provision of the Deed of Trust, the Trustee shall be allowed, at its discretion, and will be required to do so by a special resolution that is adopted by a meeting of the Debenture Holders and after issue of written notice to the Company immediately after the adoption of the resolution, to take all of the proceedings, including legal proceedings and motions for receiving orders as, it deems fit and subject to the provisions of the law, for enforcing the undertakings of the Company according to the Deed of Trust, exercising rights of the Debenture Holders and protection of their rights according to the Deed of Trust. The Trustee shall be allowed to instigate legal and/or other proceedings even if the Debentures are not called for immediate repayment, for protecting the rights of the Debenture Holders and subject to the law. Notwithstanding the provisions of this section, the right of calling for immediate repayment will apply only in accordance with the provisions of Section

6 of thus Deed and not pursuant to this section.

7.2
The Trustee is allowed, at its exclusive discretion and without a need for notice to the Company, to apply to the appropriate court for a motion for receiving orders on any matter that is related to and/or arises from this Deed of Trust, whether before or after the Debentures are called for immediate repayment.

7.3
Subject to the provisions of the Deed of Trust, the Trustee is allowed, but not compelled, to call at any time a general Meeting of the Debenture Holders in order to discuss and/or receive its instructions on any matter related to thte Deed of Trust, and is allowed to call it repeatedly.

7.4
The Trustee is allowed, at its exclusive discretion, to delay the execution of any action thereby pursuant to this Deed of Trust, for applying to the Meeting of the Debenture Holders or the court until it receives instructions from the Meeting of the Debenture Holders and/or orders from the court on how to act. Notwithstanding the foregoing, the Trustee is not allowed to delay proceedings for calling for immediate repayment that have been decided upon by a Meeting of the Debenture Holders pursuant to the provisions of Section 6.2 hereto.

8.	Distribution of the Receipts

8.1
All of the receipts that are received by the Trustee as a result of calling the Debentures for immediate repayment and/or as a result of proceedings that it takes, if it takes any, against the Company, will be kept by it in the trust and will serve it for the following purposes and in the following order of priority:

Firstly, for settling all expenses, payments, duties and undertakings expended by the Trustee, imposed thereupon or caused due to or as a result of the actions of the trusteeship or in another manner otherwise connected to the terms of this Deed, including the fee thereof (on the condition that the Trustee does not receive a double fee from both the Company and the Debenture Holders); secondly – in order to pay the Debenture Holders the arrears interest due to them in accordance with the terms of the Debentures and subject to the terms of the linkage in the Debentures, pari passu, in proportion to the sum of the arrears interest due to each of them, without preference or priority for any of them; thirdly, in order to pay the Debenture Holders the sums of the principal that are due to them pursuant to the Debentures held thereby, pari passu, and subject to the terms of linkage in the Debentures, whether the principal sums have matured or not, in proportion with the sums due thereto, without any preference concerning priority in time of issue of the Debentures by the Company or otherwise, and the surplus, if any, will be paid by the Trustee to the Company or the successors thereof. Withholding tax will be deducted at source from the payments to the

Debenture Holders, to the extent that there is a duty to deduct it by law.

8.2
Payment of the sums by the Trustee to the Debenture Holders out of the receipts that are received thereby, will be subject to rights of other creditors of the Company, which precede or are equal to those of the Debenture Holders by law, relative to the said receipts, if there are any, in accordance with the provisions of the law.

9.	Authority to Delay Distribution of Money

9.1
Notwithstanding the provisions of Section 8 of this Deed, if the sum of money that is received as a result of taking the proceedings stated above that is available for distribution at any time, as stated in that section, will be less than ten percent (10%) of the balance of the unsettled principal of the Debentures and the interest, subject to the terms of the linkage in the Debentures, the Trustee shall not be required to distribute it and it will be allowed to invest the said sum, in part or in full, in investments that are permitted according to the Deed of Trust and replace these investments from time to time with other permitted investments, as it sees fit.

9.2
On the first payment date of the principal and/or the interest to the Debenture Holders that is paid after receipt of the sum stated in Section 9.1 above by the Trustee, or earlier, once the aforementioned investments with their profits and other sums that are received by the Trustee for the said purpose, reach a sum that will suffice to pay at least ten percent (10%) of the unsettled balance of the principal of the Debentures and the interest (subject to the terms of linkage in the Debentures), the Trustee shall pay them to the Debenture Holders as stated in section 8 hereof.

10.	Notice of Distribution and Depositing with the Trustee

10.1
The Trustee shall inform the Debenture Holders of the day and place on which any payment is made out of the payments stated in Sections 8 and 9 of this Deed, by 14 days prior notice that is delivered in the manner stated in section 23 to this Deed.

10.2
After the day stated in the notice, the Debenture Holders will be entitled to interest for the Debentures in accordance with the rate stated in the Debentures only for the balance of the principal sum (if any) after deducting the sum that has been paid or offered to them for such payment.

11.	Abstention from Payment for a Reason that does not Depend on the Company

11.1
Any sum that is due to the Debenture Holder that is not actually paid for a reason that does not depend on the Company, while the Company was prepared to pay it, will cease to bear interest and linkage differences from the date stated for its payment, whereas the Debenture Holder will be entitled only to the sums that it would have been entitled to on the date stated for repayment of that sum on the account of the principal, the linkage differences or the interest.

11.2
The Company will deposit with the Trustee by no later than 14 business days from the date stated for that payment, the sum of the payment that has not been paid for a reason that does not depend on the Company, and such a deposit will be considered as settlement of that payment, and in the case of settlement of all dues pursuant to the Debenture, as redemption of the Debenture.

11.3
The Trustee shall deposit in a bank the sums that will be transferred thereto as stated in Section 11.2 of this Deed, to the credit of those Debenture Holders and will invest it in investments permitted hereby that are securities of the State of Israel or other securities that the laws of the State of Israel permit investment of the trust money in, as the Trustee deems fit and subject to the provisions of the law. Should the Trustee do so, it will not owe the beneficiaries sums other than the remuneration that is received from realizing the investments less the expenses, commissions and mandatory payments, if any, that are related to the said investment in managing the trust account less its fee.

11.4
The Trustee shall transfer to each Debenture Holder for which sums and/or funds due to the Debenture Holders have been deposited with the Trustee, out of sums thus deposited, less all expenses, commissions, the mandatory payments and its fee, against presentation of the proof that is required by the Trustee, to the full satisfaction thereof.

11.5
The Trustee shall keep these sums and invest them in the above mentioned manner until one year elapses from the final redemption date of the Debentures. After this date, the Trustee shall transfer to the Company these sums, including profits that result from their investment, less its expenses and other expenses expended in accordance with the provisions of this Deed of Trust (such as service provider fees, etc.) to the extent that these remain in its possession on that date. The Company will keep these sums in trust for an additional year from the day of their transfer thereto by the Trustee, for the Debenture Holders that are entitled to those sums, and with regard to the sums that are transferred thereto by the Trustee as stated above, the provisions of Section 11.3 of this Deed of Trust will apply, mutatis mutandis. Upon the transfer of the sums from the Trustee to the Company, to the satisfaction of the Trustee, the Trustee shall be exempt from payment of such sums to the entitled Debenture Holders. The Company will approve to the Trustee in writing the holding of the sums and the receipt thereof in trust for the said Debenture Holders, and will indemnify the Trustee for any claim and/or expense and/or damage of any type that it sustains due to and for the said money transfer, as long as the Trustee has acted reasonably. The Company will keep these sums in trust for the Debenture Holders that are entitled to these sums for an additional year from the day of their transfer to it from the Trustee. Sums that are not demanded from the Company by a Debenture Holder two years from the final repayment date of the Debentures will be transferred to the Company, which will be entitled to use the remaining sums for any purpose.

12.	Receipt from the Debenture Holders as Proof

12.1
A receipt from the Debenture Holder for the sums of the principal, the interest and the linkage differences that have been paid thereto by the Trustee for that Debenture will release the Trustee categorically in all matters related to payment of the sums stated on the receipt.

12.2
Until the end of the period specified in Section 11.5 above, a receipt from the Trustee concerning the deposit of the sums of the principal, the interest and the linkage differences in its possession to the benefit of the Debenture Holders as stated in this Deed will be considered as a receipt from the Debenture Holders for the sums specified therein.

12.3	The sums distributed as stated in Sections 11 and 12 hereof will be considered as payment on the account of the repayment of the Debentures.

13.	Presentation of a Debenture to the Trustee and Noting Concerning Partial Payment

13.1
The Trustee shall be entitled to demand that a Debenture Holder present to the Trustee, at the time of payment of any interest or partial payment of principal, interest and linkage differences in accordance with Sections 8-10 hereof, the Debenture for which the payments are being made.

13.2	The Trustee shall note on the Debenture a comment concerning the sums paid as above and the date of payment thereof.

13.3
The Trustee shall be entitled, in any special case, at its discretion, to waive the presentation of the Debentures after it is given a indemnification letter and/or a sufficient guarantee, to its satisfaction, for damages that may be sustained due to not noting the said comment, as it deems fit. In such a case, the Company will not assume any liability for the payments stated in Section 13.1 towards that Holder.

13.4	Notwithstanding the foregoing, the Trustee shall be entitled, at its discretion, to make notes in other ways concerning such partial payments.

14.	Reporting and Undertakings of the Company towards the Trustee

14.1	The Company hereby undertakes towards the Trustee, for as long as the Debentures (including linkage differences thereupon) have not been repaid, as follows:

14.1.1
To inform the Trustee upon its notice to the public in writing of reasonable concern on the part of the Company that any or all of the events specified in Section 6.1 above may occur and the occurrence of any or all of the events specified in Section 6.1 above.

14.1.2
To give to the Trustee immediately upon their publication a copy of the annual audited and consolidated financial statements (including the periodical statement) and the reviewed consolidated quarterly financial statements of the Company.

14.1.3	To deliver to the Trustee, immediately upon its delivery, any report that it must submit to the Securities Authority.

14.1.4	To deliver to the Trustee notices concerning the purchase of Debentures by the Company or the subsidiary, as stated in this Deed of Trust.

14.1.5
On December 31 of each year, as long as the Deed of Trust is in effect, the Company will provide the Trustee with a confirmation signed by the CEO of the Company whereby to the best of his knowledge, the Company has not violated the Deed of Trust (including violation of the terms of the Debenture), unless explicitly stated otherwise.

14.1.6	To give the Trustee copies of notices and invitations that the Company gives to the shareholders in the Company and the Debenture Holders, as stated in Section 23.1 hereof.

14.1.7
To cause a senior financial officer in the Company to give, within a reasonable time, to the Trustee and/or the persons as he instructs, any explanation, document, calculation or information related to the Company, its business affairs and/or assets that are reasonably required for the purpose of inquires conducted by the Trustee for protecting the Debenture Holders.

14.1.8
To keep regular account books in accordance with generally accepted accounting principles. To keep the books and the documents used for them as references (including deeds of pledge, mortgage, bills and receipts) and allow the Trustee and/or the party that the Trustee appoints in writing for this purpose, to inspect at any reasonable time any such book and/or document and/or confirmation, to the extent required for protecting the Debenture Holders. The Trustee undertakes to inform whichever party is appointed thereby as above that the Trustee has undertaken to keep information that is given to it in confidence.

14.1.9
To allow the Trustee or a party that is appointed by the Trustee in writing for this purpose to enter its offices and anywhere where its assets may be found, at any reasonable time, for inspecting its assets, at the discretion of the Trustee, for protecting the Debenture Holders.

14.1.10
To summon the Trustee to all of its general meetings (whether annual general meetings or special general meetings of the shareholders of the Company), without granting the Trustee a voting right in these meetings.

14.1.11
To give the Trustee, upon his demand, an affidavit and/or declarations and/or documents and/or details and/or information, as required by the Trustee, in accordance with its reasonable discretion, for applying and exercising the authorities, powers and authorizations of the Trustee and/or its proxies according to this Deed of Trust.

14.1.12
The Trustee undertakes, by signing the Deed of Trust, to keep in confidence all information that is given to it by the Company and any information that the Trustee and/or its representative and/or agent and/or proxy has inspected and not make any use thereof other than for the fulfillment of its undertakings according to this Deed. Notice of the authorization of a representative and/or agent for the Trustee shall be given to the Company in advance and in writing. The Trustee declares that any representative and/or agent and/or proxy on its part will be committed towards the Trustee and towards the Company to keep in confidence the information that reaches it in its activities for the Trustee. It is clarified that subject to the law, the transfer of the relevant information only to the Debenture Holders for making a decision that is related to their rights in accordance with the Debentures or for giving a report on the state of the Company does not constitute a violation of its undertaking for confidentiality.

15.	Additional Undertakings

15.1
After and to the extent that the Debentures are called for immediate repayment, as defined in Section 6 hereof, the Company will perform, from time to time and at any time it is required to do so by the Trustee, all of the reasonable actions in order to provide for the exercising of all of the authorities granted to the Trustee, and in particular the Company will perform all of the following actions, to the extent that they are reasonable.

15.1.1
It will declare the declarations and/or sign all of the documents and/or execute and/or have executed all of the actions that are necessary and/or required by law for validating the exercise of the authorities, the powers and the authorizations of the Trustee and/or the agent thereof.

15.1.2	It will give all of the notices, the orders and the instructions that the Trustee considers beneficial and will demand them.

15.1.3	For the purposes of this section – a written notice signed by the Trustee that confirms that an action that is required thereby, within his authorities, is a reasonable action, will constitute prima facie evidence thereof.

16.	Agents

16.1
The Company hereby irrevocably appoints the Trustee as its agent, to effect and execute on its behalf and in its place all of the actions that it will be required to execute according to the conditions of this Deed, and in general to act on its behalf with regard to the actions that the Company is required to perform according to this Deed, which it has not performed, or exercise some of the authorities granted thereto, and appoint any other person as the Trustee deems fit for performing its duties according to this Deed, subject to the Company not having performed the actions that it must perform pursuant to the terms of this Deed within a reasonable time from the date of the demand of the Trustee, provided it has acted in good faith and reasonably.

16.2	The appointment pursuant to Section 16.1 above does not bind the Trustee to perform any action.

17.	Other agreements

Subject to the provisions of the law and the restrictions imposed on the Trustee by law, the performance of the duty of the Trustee according to this Deed or pursuant to its status as a Trustee will not prevent it from associating with the Company by various contracts or executing transactions with it within the normal course of its business affairs.

18.	Reporting by the Trustee

18.1	The Trustee shall prepare, at the end of each year following the date hereof, an annual report on the trust affairs (the "Annual Report”)

18.2
The Annual Report will include a breakdown of the following subjects: current details of the course of affairs of the Trust in the elapsing year; a report on extraordinary events concerning the Trust that have occurred during the elapsing year.

18.3
The Debenture Holders will be allowed to review the Annual Report in the offices of the Trustee during acceptable business hours and will be allowed to receive a copy thereof upon demand. A copy of the report will be provided to the Company along with it being made available for review by the Debenture Holders.

18.4
The Trustee shall give the Debenture Holders notice of the date of submission of the report as stated in Section 23 hereof. Should the Trustee learn of a material violation hereof on the part of the Company, it will inform the Debenture Holders of the violation and of the steps that it has taken for preventing it or for fulfilling the undertakings of the Company, as relevant.

19.	Fee and Coverage of Expenses of the Trustee

19.1	The Company shall pay the Trustee fees for its services hereby as elaborated below:

19.1.1
For the first year of Trust, i.e. until 12 months from the date of the issuance, a sum of NIS 35,000. This sum will be paid within 30 days of the end of the month on which the Company has received from the Trustee a proforma invoice for this payment. The Trustee will be allowed to provide the Company with a proforma invoice within one business day of publishing the results of the issue.

19.1.2
For each of the years from the second year (i.e. from the end of 12 months from the date of issuance) in which Debentures (Series C) will be in circulation and not yet paid up, a sum of NIS 18,000, linked to the Known Index on the date of publication of the Prospectus, but in any case the sum will not be less than the sum specified above (“the Annual Fee”). The Annual Fee will be paid to the Trustee within 30 days of the end of the month on which the Company received from the Trustee a proforma invoice for the Annual Fee. The Trustee will be allowed to provide the Company a proforma invoice at the beginning of each year of trusteeship. The Annual Fee shall be paid to the Trustee for the period until the end of the term of the Trust hereby even if a receiver and/or administrative receiver is appointed for the Company and/or if the Trust hereby is managed under the supervision of a court.

19.1.3
If the tenure of the Trustee expires, as stated in Section 27 below, the Trustee will not be entitled to payment of the fee from the day of the appointment of a replacement Trustee. If the replacement Trustee is appointed during the Trust year, the fee that was paid for the months for which the Trustee did not serve as the Trustee of the Company will be refunded. It is clarified that this refund will not apply to the first year of Trust.

19.2
If the Trustee is required to perform special work (such as work that is required owing to a change in the structure of the Company or for the need to perform actions due to the failure of the Company to fulfill its undertakings to the Debenture Holders or for the need to perform additional actions for fulfillment of its duty as a reasonable Trustee, owing to a future change in laws and/or regulations and/or other binding instructions that will apply to the action of the Trustee) a sum of 150 dollars per year.

19.3
It is clarified that if according to a future change in laws and/or regulations and/or other binding instructions that apply to the action of the Trustee, the Trustee is charged additional expenses, which are demanded of it for fulfillment of its duty as a reasonable Trustee, the Company will indemnify the Trustee for its expenses. The Trustee shall inform the Company in advance and in writing before incurring the expenses, on changes as described in this section.

19.4
The Trustee is entitled to a refund of the expenses that it reasonably incurs within the fulfillment of its duty, on the condition that for expenses of an expert opinion, as specified in Section 20.2 below, the Trustee shall give advance notice of its intent to obtain an expert opinion.

19.5
For each annual meeting of shareholders or Meeting of Debenture Holders that the Trustee participates in, an additional fee of NIS 150 per hour will be paid, linked to the Index in accordance with the provisions of Section 19.1.2 above.

19.6
VAT, if applies, will be added to the payments that are due to the Trustee pursuant to the provisions of this section and will be paid by the Company. The Trustee will transfer to the Company a tax invoice for these payments, within 14 days of the date of payment thereof to the Trustee by the Company.

20.	Special Authorities

20.1
The Trustee shall be entitled to deposit all of the deeds and documents that attest, represent and/or determine its right concerning any asset then in its possession, in a safe and/or in any other place of its choice, in the possession of any banker and/or any banking company and/or an advocate.

20.2
The Trustee is entitled, within the performance of the Trust affairs hereby, to act in accordance with the opinion and/or advice of any advocate, certified public accountant, appraiser, assessor, surveyor, mediator or other expert, whether such an opinion and/or advice has been prepared at the request of the Trustee and/or by the Company. The Trustee shall allow the Company to review any such opinion that the Company as paid for, upon demand. The provisions of this section do not exempt the Trustee of its responsibility by law.

20.3	Any such advice and/or opinion may be given, sent or received by a letter, telegram, facsimile and/or any other electronic data transfer medium.

20.4
The Trustee shall not be required to inform any party of the signing of this Deed of Trust and is not allowed to intervene in any way in the management of the business or affairs of the Company other than pursuant to the authorities that have been granted to the Trustee herein.

20.5	The Trustee shall faithfully use the powers, authorizations and authorities granted thereto hereby in good faith and reasonably.

21.	Authority of the Trustee to Employ Proxies

The Trustee shall be entitled to appoint a proxy/ies for acting in its place, whether an advocate or another party, in order to perform or participate in the performing of special actions that must be performed concerning the Trust, including, but not limited to, taking legal proceedings. In addition, the Trustee shall be entitled to settle, at the expense of the Company, the reasonable fee of any such proxy, and the Company will return to the Trustee immediately upon the first demand thereof any such reasonable expense, on the condition that the Trustee gives the company advance notice of such appointment of proxies.

The Company will be allowed to object to such an appointment on reasonable grounds, including in the case of the proxy competing directly or indirectly with the business of the Company.

The Trustee is allowed at any time to delegate from the Trusteeships, powers, authorizations and authorities granted thereto hereby, in part or in full, to another person or persons, and any such delegation will be made under the conditions and instructions (including permission for a proxy to appoint a proxy) that the Trustee deems suitable, but such delegation of authority will not release the Trustee from any responsibility assumed thereby in case the authorities were not delegated.

Such proxies and/or delegates will be bound by the confidentially provisions stated in Section 14 above.

22.	Indemnification of the Trustee

22.1
The Trustee shall be entitled to receive indemnification from the Debenture Holders or from the Company, as relevant, for reasonable expenses that it has incurred and/or will incur in connection with the actions that it has performed or must perform pursuant to its duty hereby, and/or by law and/or by order of a competent authority and/or any statute and/or upon the demand of the Debenture Holders and/or according to the demand of the Company. Notwithstanding the above, it is clarified and agreed hereby that:

22.1.1	The Trustee shall not be entitled to demand such indemnification in advance on a matter that is urgent.

22.1.2
The Trustee shall be entitled to indemnification for liability for torts, in the case of being found thus liable by a final court ruling or a concluded settlement towards a third party that is not one of the Debenture Holders.

22.2	The Indemnification right detailed in section 22.1 above will be subject to the following terms:

22.2.1	The expenses for liability for damages is reasonable.

22.2.2 The Trustee acted in good faith and the appropriate care, and the action was preformed within the fulfillment of its duty, according to the provisions of law and this Deed..

22.3	Subject to the provisions of Sections 22.1 and 22.2 above, without prejudice to the rights to compensation and indemnification that are granted to the Trustee by law and/or the commitments of the Company and the Debenture Holders hereby, the Trustee, its proxy, manager, agent or other person appointed by the Trustee hereby will be entitled to receive indemnification out of the sums that are received by the Trustee out of the proceedings taken and/or otherwise hereby, concerning undertakings that they have assumed, concerning expenses they incurred due to the performance of the Trust or related to such actions, which in their opinion were required for executing the aforesaid and/or concerning the exercising of authorities and authorizations granted hereby and concerning all kinds of legal proceedings, opinions of advocates and other experts, negotiations, discussions, expenses, claims and demands concerning any matter and/or thing that are made and/or not made in any way concerning the subject matter, and the Trustee may withhold the funds that are in its possession and pay out of them the sums that are necessary for payment of the said indemnification. The said sums will take precedence over the rights of the Debenture Holders, subject to the provisions of the law.

22.4
For as long as the Trustee is required pursuant to the terms hereof an/or any statute and/or an order of a competent authority and/or the law and/or upon the demand of the Debenture Holders and/or the demand of the Company to perform any action, including, but not limited to instigating proceedings or filing claims upon the demand of the Debenture Holders, as stated herein, the Trustee shall be allowed to abstain from taking any such action until it receives, to its satisfaction, a letter of indemnification from any or all of the Debenture Holders, and if the action is performed owing to a demand of the Company, from the Company, for any liability for damages and/or expenses that may be incurred by the Trustee and by the Company or either of them, due to performing such an action. It is clarified that the foregoing does not exempt the Trustee from taking an urgent action that is required for preventing material infringement to the rights of the Debenture Holders.

22.5
Notwithstanding the provisions of this Section 22, as long as the trustee deems it right for protecting and/or exercising the rights of the Debenture Holders, and/or it is required hereby and/or by law and/or by an order of a competent authority and/or any statute and/or upon the demand of the Company and/or the Debenture Holders, to take legal proceedings, in the case of taking such an action due to a demand of the Company, the Company will deposit in the hands of the Trustee a sum that will be determined by the Trustee as the expected sum of the expenses of the Trustee concerning the proceedings. In any other case, the Trustee shall immediately call a Meeting of Debenture Holders in order to confirm their responsibility for covering the expenses involved in proceedings that the Trustee takes. In the case of the Debenture Holders refusing to assume the expenses involved in taking proceedings by the Trustee, the Trustee shall assume no duty to take such proceedings. In addition, all of the sums that are received from the realization proceedings will also be used for refunding and covering expenses that the Debenture Holders thus undertake to bear. It is clarified that the foregoing does not exempt the Trustee from taking an urgent action that is required for preventing material infringement of the rights of the Debenture Holders.

23.	Notices

23.1	Any notice from the Company and/or the Trustee to the Debenture Holders, as relevant, shall be given as follows:

23.1.1	By reporting in the MAGNA system of the Securities Authority and by

23.1.2	A notice that will be published in two widely distributed daily newspapers that are published in Israel in Hebrew;

23.2
Any notice or demand from the Trustee to the Company may be given by a letter that is sent by registered mail to the address stated herein, or to any other address that the Company informs the Trustee of in writing, or by transmission by facsimile or by courier and any such notice or demand will be considered as having been received by the Company: (1) in the case of sending by registered mail – three business days from the day of mailing thereof; (2) in the case of transmission by facsimile (along with a telephone check of receipt thereof) – one business day from the day of its transmission; (3) and in the case of sending by courier – upon its delivery by the courier to the addressee or the offering thereof to the addressee for receipt, as relevant.

23.3
Any notice or demand from the Company to the Trustee may be given by a letter that is sent by registered mail to the address stated herein, or to another address that the Trustee informs the Company of in writing, or by transmission by facsimile or by electronic mail (“email”) or by courier and any such notice or demand will be considered as having been received by the Trustee: (1) in the case of sending by registered mail – three business days from the day of mailing thereof; (2) in the case of transmission by facsimile or email (along with a telephone check of receipt thereof) or of sending by courier – upon its delivery by the courier to the addressee or the offering thereof to the addressee for receipt, as relevant.

23.4	Copies of notices and invitations that the Company gives to the Debenture Holders will also be sent by the Company in an Immediate Report, a copy of which will be given to the Trustee.

24.	Waiver; Settlement; and Changes in the Terms of the Deed of Trust

24.1	Subject to the provisions of the Law and the regulations promulgated and/or that will be promulgated thereby, the Trustee shall be allowed, from time to time and at any time, if it is convinced that this does not in its opinion infringe upon the rights of the Debenture Holders, to waive any violation or non-fulfillment of any of the terms hereof by the Company, as long as these do not relate to the terms of repayment of the Debentures and the grounds for calling for immediate repayment as specified in Section 6 hereof.

24.2
Subject to the provisions of the Law and the regulations promulgated and/or that will be promulgated thereby, the Trustee is allowed, whether before or after the principal of the Debentures is called for immediate repayment, to settle with the Company concerning any right or claim of the Debenture Holders and agree with the Company to any arrangement concerning the rights of the Debenture Holders, including waiving any right or claim of the Debenture Holders towards the Company hereby. If the Trustee settles with the Company after having received prior approval of the Debenture Holders as stated above, the Trustee shall be exempt of liability for this action, as approved by the general Meeting. The foregoing does not exempt the Trustee from responsibility for its actions until the date of making a decision of the Meeting of the Holders and/or its actions concerning its application.

24.3
Subject to the provisions of the Law and the regulations promulgated and/or to be promulgated thereby, the Trustee and the Company may, whether before or after the principal of the Debentures is called for immediate repayment, change the Deed of Trust (including a change in the conditions of the Debentures), if one of the following is fulfilled:

24.3.1	The Trustee is satisfied that the change does not adversely affect the Debenture Holders.

24.3.2	The Debenture Holders have agreed to the proposed change, by a special decision as specified in Sections 2.4 and 2.10 of the second addendum hereinafter.

24.4
The Trustee shall be entitled, at the request of the Company from time to time, to make changes in the Deed of Trust and/or in the Debentures, as required by a Securities Authority and/or the Stock Exchange and/or any other governmental authority, for the purpose of listing the Debentures for trade on the Stock Exchange, as long as the Trustee is satisfied that the change does not cause a material adverse effect to the Debenture Holders.

24.5	The Company shall give the Debenture Holders a notice of any such change, in accordance with Section 23 hereof, as soon as possible after its execution.

24.6	The general meetings as stated in this section above will be convened, as stated in the second addendum hereto.

24.7
In any case of use of the right of the Trustee in accordance with this section above, the Trustee shall be entitled to demand that the Debenture Holders give to it or to the Company their certificates, for noting a comment concerning any such settlement, waiver, change or amendment and according to the demand of the Trustee, the Company shall note such a comment in the certificates that are given to it. In any case of use of the right of the Trustee pursuant to this section, the Trustee shall announce this, within a reasonable time, in writing, to the Debenture Holders.

25.	Register of Debenture Holders and Transfer of Debentures

25.1.1
The Company shall keep and maintain in its registered office a Register of the Debenture Holders, listing the names of the Debentures Holders, their addresses and the number and par value of the Debentures registered to their name. The register will also list any transfer of title to the Debentures. The Trustee and any Debenture Holder will be entitled, at any reasonable time, to review this Register. The Company is entitled to close the Register from time to time or for a period or periods that do not exceed an aggregate of thirty (30) days a year.

25.1.2
The Company will not be required to note in the Registers of Debenture Holder any notice concerning explicit, implicit or putative Trust, or hypothecation or pledging of any kind or any equity, claim or offset right or any other right, concerning the Debentures. The Company will only recognize the ownership by the person whose name the Debentures are listed under, as long as the legal heirs, administrators of estate or executors of the will of the registered owner or any person who will be entitled to the Debentures due to the bankruptcy of any registered owner (and in the case of a corporation - due to the liquidation thereof) will be entitled to register as the Holders thereof, after giving evidence that in the opinion of the Company is satisfactory for proving the right of any of the above to be registered as the Holder thereof.

26.	Release

26.1
Once it is proved to the satisfaction of the Trustee that all of the Debentures have been paid up, redeemed or when the Company deposits in the Trust of the Trustee sums of money that are enough for redeeming all of the Debentures, and once it is proved to the satisfaction of the Trustee that all of the undertakings and expenses made or sustained by the Trustee concerning the Deed of Trust and the instructions thereof have been fully paid up, the Trustee shall be required, upon the first demand of the Company, to act with the sums that have been deposited for Debentures whose redemption is not required according to the conditions stated herein.

27.	Appointment of a New Trustee and Expiry of the Tenure of the Trustee

27.1
The provisions of the Securities Law will apply to the tenure of the Trustee and the expiration thereof and the appointment of a new Trustee. Subject to the provisions of the Law, the Trustee and any Trustee replacing it will be entitled to resign from their functions as Trustees after giving written notice to the Company three (3) months in advance, elaborating the reasons for resignation.

27.2
The resignation will take effect only after it is confirmed by the court, from the day established in the confirmation. In the case of such resignation or in the case of expiry of the tenure of the Trustee, the court is entitled to appoint another Trustee instead of the Trustee, for a period and under conditions as it deems fit.

27.3	The court will be entitled to dismiss a Trustee if it does not fulfill its duty properly or if the court finds another reason for the dismissal thereof.

27.4
The Holders of ten percent (10%) of the unsettled balance of the Debentures are entitled to call a general meeting of the Debenture certificate Holder. Each Meeting thus convened is allowed to decide, according to a vote of Holders of at least fifty percent (50%) of the unsettled balance of the Debentures, for the transfer of Trustee from its duty.

27.5	The Securities Authority is allowed to apply to the court with a motion to conclude the tenure of the Trustee, in accordance with Section 35 N of the Law.

27.6	The Trustee and the Company will submit an immediate report to the Securities Authority of any such event in this section, concerning the tenure of the Trustee.

27.7
Each new trustee will have the same powers, authorities and other authorizations and may act in all senses as though appointed as the Trustee from the outset, subject to the provisions of Section 35 N of the Law.

27.8
The Trustee shall transfer to the new Trustee all of its records concerning the Debenture Holders, if there are any, information about the payments made by the Trustee through to that time, if such were effected, any report and any information given hereby and any information that is reasonably required for the new Trustee, and the Trustee shall transfer to the new Trustee any sum that will be held thereby at that time concerning the Debentures.

28.	Meeting of Debenture Holders

Meetings of the Debenture Holders will be managed, as stated in the second addendum hereto.

29.	Investments of Funds

29.1
All sums that the Trustee is allowed to invest hereby will be invested thereby in bank/s, in its name or to its order, in investments that the laws of the State of Israel permit investing trust funds in, as it deems suitable, subject to the terms hereof and the provisions of the law, as long as any investment in securities will be in securities that have been given a rating of not less than AA. If the Trustee has done so, it will not owe the beneficiaries of these sums other than the remuneration received from realizing the investments less the expenses related to this investment and managing the trust accounts, the commissions, after deducting the mandatory payments imposed on the trust account. Out of these sums, the Trustee shall transfer sums to the Debenture Holders that are entitled thereto, as soon as possible after the Trustee is provided proof and confirmations of their right to these sums to the full satisfaction of the Trustee, after deducting its expenses and commission at the rate that is generally employed thereby at that time.

30.	Applicability of the Law

This Deed and the Debentures are subject to Israeli law. On any matter that has not been mentioned herein and in any case of a contradiction between the provisions of the law and this Deed, the parties will act in accordance with the provisions of Israeli law. In any case of a contradiction between the provisions described in the Prospectus concerning this Deed and/or the Debentures, the provisions hereof will take precedence.

31.	Exclusive Jurisdiction

The only court that will be authorized for hearing matters related hereto and to the Debentures attached as an appendix hereto will be competent court in Tel Aviv Yaffo.

32.	General

Without derogating from the other provisions hereof and of the Debentures, any waiver, extension, accommodation, silence, abstention from action (“waiver”) on the part of the Trustee concerning the non-fulfillment or partial or incorrect fulfillment of any of the undertakings towards the Trustee hereby and in accordance with the Debenture, will not be considered as a waiver by the Trustee of any right but as limited consent for the particular instance on which it has been given. Without derogating from the other provisions hereof and the Debenture, any change in the undertakings to the Trustee necessitates receipt of the prior written consent of the Trustee. Any other consent, whether oral or by waiver or abstention from action or in any way that is not in writing, will not be considered as any consent. The rights of the Trustee hereby are independent and unconditional of each other and are in addition to any right that the Trustee has and/or will have by law and/or agreement (including this Deed and the Debenture).

33.	Addresses

The addresses of the parties will be as specified in the preamble hereto, or any other address for which an appropriate written notice is given to the counterparty.

34.	Certification for MAGNA

In accordance with the provisions of the Securities Regulations (Signing and Electronic Reporting) 5763 2003, the Trustee hereby approves that the competent party of the Company report electronically to the Securities Authority of this Deed of Trust.

In witness thereof the parties have set their hands hereunto

Cellcom Israel Ltd.	Aurora Fidelity Trust Company Ltd.

I, the undersigned, Tamar Enav, Adv., confirm that this Deed of Trusteeship has been signed by Cellcom Israel Ltd. by Messrs. Tal Raz and Liat Menahemi Stadler and that their signature binds the Company concerning this Deed of Trust.

Tamar Enav, Adv.

Cellcom Israel Ltd.

First Addendum

Debentures (Series C)

Issue of a series of up to NIS _____________________________  par value of registered to name Debentures (Series C), bearing annual interest at a rate of __%, linked (principal and interest) to the consumer price index published in August 2007, for repayment in 9 equal semiannual installments on March 1 and on September 1 of each of the years 2009 to 2012 (inclusive) and on March 1, 2013. The interest on the Debentures will be paid in semiannual installments on March 1 and September 1 on each of the years 2008 to 2012 (inclusive) and a semiannual installment on March 1, 2013.

Registered to name Debentures (Series C)

Number 1

Part value NIS ______________

Interest of __% annually.

1.
This certificate attests that Cellcom Israel Ltd. (hereinafter: “the Company”) shall pay the Israel Discount Bank Nominees Ltd. or any party that will be the registered owner of this Debenture (hereinafter: “the Debenture Holder (Series C”) at the end of February 17 or August 20, as the case may be, of each year before the date of payment of the appropriate installment for the Debentures (Series C) out of the principal of the par value of the Debentures (Series C) that are in circulation, subject to the terms of linkage and all other terms listed in the terms in the overleaf.

2.
The payments of the principal of the Debentures and the payments of the interest will be made against delivery of the Debenture to the Company at its registered office, as stated in the conditions in the overleaf or at any other place announced by the Company by no later than five business days before the payment date.

3.
Debentures (Series C) are issued pursuant to the Deed of Trust (hereinafter: the “Deed of Trust”) of September 20 that has been signed between the Company and Aurora Fidelity Trust Company Ltd. (hereinafter: the “Trustee”).

4.
The Debentures are not secured by any collateral. All of the Debentures (Series C) will have an equal degree of security among each other (pari passu) concerning the undertakings of the Company pursuant to the Debentures (Series C), without a preferential right or priority over one another.

5.	This Debenture (Series C) is issued subject to the conditions listed in the overleaf, the conditions listed in the Deed of Trust and in the Prospectus.

  Signed with the stamp of the Company, affixed on_____________________________

Chairman of the board:

  The Conditions Listed Overleaf

1.	General

In this Debenture (Series C), the following expressions will have the following meanings, unless another meaning is implied by the context, as follows:

“The Company”	–	Cellcom Israel Ltd.

The “Deed of Trust”	–	The Deed of Trust that was signed between the Company and the Trustee on September 20, 2007, including the appendices attached thereto, which constitute an integral part thereof;

The “Prospectus”	–	The prospectus of the Company that is due to be published, inter alia, for the issue of the Debentures (Series C);

The “Debentures (Series C)” or the “Debentures”	–	The Debentures (Series C) of the Company, registered to name, that will be issued in accordance with the Prospectus,;

The “ Trustee”	–	Aurora Fidelity Trust Company Ltd. and/or any party serving from time to time as a trustee of the Debenture Holders (Series C) pursuant to the Deed of Trusteeship;

“Register”	–	Register of the Debenture Holders (Series C) as stated in Section 25 of the Deed of Trusteeship;

The “Debenture Holders (Series C)” and/or the “Debenture Holders” and/or the “Debenture Owners (Series C)” and/or the “Debenture Owners”	–
The persons whose names are listed at the time in question in the register of the Debenture Holders (series C), and in the case of a number of joint Holders, the joint Holder first listed in the register;

The “Debenture Certificate (Series C)” and/or “the Debenture Certificate”	–	A Debenture certificate (Series C) whose form appears as the first addendum to this deed;

The “Law”	–	The Securities Law, 5728 – 1968 and the regulations thereby, as effective from time to time;

“Principal”	–	The par value of the Debentures (Series C) in circulation;

The “Consumer Price Index” (“the Index”)	–
The price index known by the name of "the Consumer Price Index", which includes fruit and vegetables, as published by the Central Bureau of Statistics, including that index even if published by another official body or institute, and including any official index that replaces it, whether composed of the same data as the existing index or not. If it is replaced by another index that is published by such a body or institute, and that body or institute did not determine the ratio between it and the index thus replaced, the ratio will be determined by the Central Bureau of Statistics, and in the case of such a ratio not being determined, it will be determined by the Trustee, who will determine, following consultation with economic experts of his choice, the ration between the other index and the replaced index;

The “Known Index”	–	The last known consumer price index;

The “Basic Index”	–	The consumer price index for August 2007 that was published on September 12, 2007.

The “Payment Index”	–	The consumer price index known on the date of making any payment on the account of the principal and/or the interest;

“Business day”	–	A day on which most of the banks in Israel are open for conducting transactions;

The “Stock Exchange”	–	The Tel Aviv Stock Exchange Ltd.

“Trade Day”	–	A day on which transactions are made on the Tel Aviv Stock Exchange Ltd;

“Meeting”	–	A meeting of the Debenture Holders, including a class meeting.

“Class meeting”	–	A meeting of the Debenture Holders, who have an interest that is materially different from the interest of other Debenture Holders on the matter that is being discussed in the meeting.

The “Nominee Company”	–	The Israel Discount Bank Nominees Ltd.

1.1
This Debenture is one of a series of registered to name Debentures (Series C) to a total specified sum that will be determined in accordance with Section 2.2 of the Prospectus. The Debentures of this series will have an equal, pari passu degree of security among each other concerning the undertakings of the Company pursuant to the Debentures (Series C), without a right of preference or priority of one over another concerning the sums due.

2.	Securing the Debentures (series C)

2.1	The undertaking of the Company to repay the Debentures (principal, interest and linkage differences) is not secured by any collaterals.

2.2
The Company will be allowed to pledge its assets, in part or in full, by any pledge and in any way, to the benefit of any third party, without the need for any consent from the Trustee and/or the Debenture Holders.

2.3
The Company will be allowed to sell, lease, assign, deliver or transfer in any other way its assets, in part or in full, in any way, for benefit of any third party, without the need for any consent of the Trustee and/or the Debenture Holders.

2.4
For the removal of doubt, it is clarified that the Trustee has no duty to examine, and in fact the Trustee has not examined, the need for providing collateral for securing the payments to the Debenture Holders. In its entering the engagement in this Deed of Trust, and with the consent of the Trustee to serve as the trustee for the Debenture Holders, the Trustee does not express its opinion, implicitly or explicitly, as to the ability of the Company to fulfill its undertakings towards the Debenture Holders. The foregoing does not derogate from the duty of the Trustee by law and/or the Deed of Trust, nor does it derogate from the duty of the Trustee (to the extent that this duty applies to the Trustee according to any law) to examine the effect of changes in the Company from the date of the Prospectus onwards, to the extent that these may adversely affect the ability of the Company to fulfill its undertakings to the Debenture Holders.

2.5
The Debentures will be in an equal pari passu degree of security among themselves concerning the undertakings of the Company pursuant to the Debentures, without precedence or preference over each other.

3.	Date of Repayment of the Principal of the Debentures (Series C)

Subject to all of the other terms of the Debentures (Series C), the principal of the Debentures (Series C) will be repaid in nine (9) equal semiannual installments on March 1 and on September 1 of each of the years 2009 to 2012 (inclusive) and on March 1, 2013. The principal of the Debentures (Series C) is linked to the Consumer Price Index as specified in Section 5 below.

4.	The Interest

The unsettled balance of the principal of the Debentures (Series C) in circulation will bear annual interest at a rate that will be determined in accordance with Section 2.2 of the Prospectus. The interest for the Debentures (Series C) is linked to the Consumer Price Index as specified in Section 5 below.

The interest for the Debentures (Series C) will be paid in semiannual installments, on March 1 and on September 1 of each of the years 2008 to 2012 (inclusive) and a semi-annual payment on March 1, 2013, For the period of the six (6) months ending on the last day before each such date, except the first interest period, for which the proportionate part of the interest will be paid (calculated based on 365 days a year) for the period starting on the first day of trading after the tender (the settlement day) and ending on February 28, 2008. The first interest payment for the Debentures (Series C) will be on March 1, 2008.

The Company will announce by immediate report, within a business day of the date of establishing the interest in the tender, the interest rate during the first interest period.

The last payment of the interest for the Debentures (Series C) will be made on March 1, 2013, with the last payment of the principal of the Debentures (Series C), against the handover of the Debentures (Series C) to the Company.

Income tax (see Section 2.3 of the Prospectus) will be deducted from each payment of interest for the Debentures (Series C), according to law.

5.	Terms of Linkage of the Principal and the Interest

The principal of the Debentures and the interest for the principal will be linked to the Consumer Price Index based on the Basic Index, as follows:

If it is found, on the date of repayment of any installment on the account of the principal and/or the interest for the Debentures, that the payment index for that date has increased relative to the Basic Index, the Company will pay that installment of principal and/or interest increased relative to the rate of the change in the Payment Index compared to the Basic Index. However, if it is found that the Payment Index is identical to the Basic Index or is lower, the Payment Index will be the Basic Index.

6.	Payments of the Principal and the Interest of the Debentures

6.1
Each installment on the account of the principal for the Debentures (Series C) will be paid to the Debenture Holders (Series C) whose names are listed in the Register of Debenture Holders (Series C) of the Company as Holders on the end of February 17 or August 20, as the case may be, of each year before the date of payment of the appropriate installment for the Debentures (Series C) (the “Determinant Day for Payment of the Principal of the Debentures (Series C)”).

Each installment on the account of the interest for the Debenture (Series C) will be paid to the Debenture Holders (Series C) whose names are listed in the in the Register of Debenture Holders (Series C) of the Company as Holders on the end of February 17 or August 20, as the case may be, of each year before the date of payment of the appropriate installment for the Debentures (Series C) (the “Determinant Day for Payment of the Interest of the Debentures (Series C)”).

Notwithstanding the foregoing, the last installment of the principal and the interest for the Debentures (Series C) will be paid against delivery of the Debentures Certificates (Series C) to the Company, at its registered office or anywhere else as advised by the Company, by no later than five (5) business days before the day stated for payment of the last installment.

6.2
In any case in which the date of payment of on the account of principal and/or interest falls on a day that is not a Business Day, the payment date will be deferred to the first Business Day thereafter without additional payment, interest or linkage.

6.3
Payment to beneficiaries will be made by checks or by bank transfer to the credit of the bank account of the persons whose names are listed in the Register of the Debenture Holders and that is indicated in the details that they give to the Company in writing in advance, in accordance with the provisions of Section 6.4 below. If the Company cannot, for any reason that does not depend thereupon, pay any sum to the entitled parties, the provisions of Section 7 below will apply.

6.4
A Debenture Holder that will be interested in informing the Company of the details of the bank account for crediting it with payments pursuant to the Debentures as stated above, or change these account details or instructions concerning the mode of payment, may do so by notice to the company by registered letter. However, the Company will fulfill the instruction only if it reaches its registered office at least thirty (30) days before the Determining Date for Payment of any installment pursuant to the Debenture.

In the case of the notice being received by the Company belatedly, the Company shall act thereby only concerning installments whose Determinant Payment Date is after the date of payment which is near to the day of receipt of the notice.

6.5
If a Debenture Holder who is entitled to such a payment has not given the Company in advance details concerning its bank account, any installment on the account of the principal and interest will be made out by a check that will be sent by registered mail to its last address listed in the Register of the Debenture Holders. Sending of a check to a beneficiary by registered mail as stated above will be considered, for all intents and purposes, as payment of the sum specified therein on the date of its mailing, as long as it is duly paid upon its presentation for collection.

7.	Abstention from Payment for a Reason that does not Depend on the Company

7.1
Any sum that is due to the Debenture Holder that is not actually paid for a reason that does not depend on the Company, while the company was prepared to pay it, will cease to bear interest and linkage differences from the date stated for its payment, whereas the Debenture Holder will be entitled only to the sums that it would have been entitled to on the date stated for repayment of that sum on the account of the principal, the linkage differences or the interest.

7.2
The Company will deposit with the Trustee by no later than 14 business days from the date stated for that payment, the sum of the payment that has not been paid for a reason that does not depend on the Company, and such a deposit will be considered as settlement of that payment, and in the case of settlement of all dues pursuant to the Debenture, as redemption of the Debenture.

7.3
The Trustee shall deposit in a bank the sums that will be transferred thereto as stated in Section 7.2 above, to the credit of those Debenture Holders and will invest it in investments permitted hereby that are securities of he State of Israel or other securities that the laws of the State of Israel permit investment of the trust money in, as the Trustee deems fit and subject to the provisions of the law. Should the Trustee do so, it will not owe the beneficiaries for sums other than the remuneration that is received from realizing the investments less the expenses, commissions and mandatory payments, if any that are related to the said investment in managing the trust account less its fee.

7.4
The Trustee shall transfer to each Debenture Holder for which sums and/or funds due to the Debenture Holders have been deposited with the Trustee, out of sums thus deposited, less all expenses, commissions, the mandatory payments and its fee, against presentation of the proof that is required by the Trustee, to the full satisfaction thereof.

7.5
The Trustee shall keep these sums and invest them in the above mentioned manner until one year elapses from the final redemption date of the Debentures. After this date, the Trustee shall transfer to the Company these sums, including profits that result from their investment, less its expenses and other expenses incurred in accordance with the provisions of this Deed of Trust (such as service provider fees, etc.) to the extent that these remain in its possession on that date. The Company shall keep these sums in trust for an additional year from the day of their transfer thereto by the Trustee, for the Debenture Holders that are entitled to those sums, and with regard to the sums that are transferred thereto by the Trustee as stated above, the provisions of Section 7.3 of this Deed of Trust will apply, mutatis mutandis. Upon the transfer of the sums from the Trustee to the Company, to the satisfaction of the Trustee, the Trustee shall be exempt from payment of such sums to the entitled Debenture Holders. The Company shall approve to the Trustee in writing the holding of the sums and the receipt thereof in trust for the said Debenture Holders, and will indemnify the Trustee for any claim and/or expense and/or damage of any type that it sustains due to and for the said money transfer, as long as the Trustee has acted reasonably. The Company shall keep these sums in trust for the Debenture Holders that are entitled to these sums for an additional year from the day of their transfer to it from the Trustee. Sums that are not demanded from the Company by a Debenture Holder two years from the final repayment date of the Debentures will be transferred to the Company, which will be entitled to use the remaining sums for any purpose.

8.	The register of the Debenture Holders and Transfer of Debentures

8.1
The Company shall keep and maintain in its registered office a Register of the Debenture Holders, listing the names of the Debentures Holders, their addresses and the number and par value of the Debentures registered to their name. The register will also list any transfer of title to the Debentures. The Trustee and any Debenture Holder will be entitled, at any reasonable time, to review this Register. The Company is entitled to close the Register from time to time or for a period or periods that do not exceed an aggregate of thirty (30) days a year.

8.2
The Company will not be required to note in the Debenture Holder Registers any notice concerning explicit, implicit or putative trusteeship, or hypothecation or pledging of any kind or any equity, claim or offset right or any other right, concerning the Debentures. The Company shall only recognize the ownership of the person whose name the Debentures are listed under, as long as the legal heirs, administrators of estate or executors of the will of the registered owner or any person who will be entitled to the Debentures due to the bankruptcy of any registered owner (and in the case of a corporation - due to the liquidation thereof) will be entitled to register as the Holders thereof, after giving evidence that in the opinion of the Company is satisfactory for proving the right of any of the above to be registered as the Holder thereof.

9.	The Debenture Certificates (Series C), their Split and Transfer

9.1
For the Debentures that are listed to one Holder, one certificate will be issued, or at its request, a number of certificates will be issued (the certificates referred to in this section will be referred to hereinafter as: the “Certificates”).

9.2
Each Certificate may be split into certificates whose total principal equals the sum of the par value of the Debentures that have been included in a Certificate whose split has been requested, as long as the new Debenture Certificates that are issued will be to par value sums in whole New Israeli Shekels, in accordance with a split request that has been signed by the registered owner of that Debenture Certificate, against the provision of that Debenture Certificate to the Company at its registered office for effecting the split. The split shall be made within seven (7) days of the end of the month on which the Certificate along with its split request were provided at the registered office of the Company. All of the expenses and commissions involved in the split, including stamp tax and other duties, if any, will apply to the party requesting the split.

9.3	The foregoing will apply accordingly to allocation letters, as long as they have not been replaced with Certificates.

9.4
The Debentures may be transferred concerning any par value sum, as long as it is in whole New Israeli Shekels. Any transfer of the Debentures that is not performed through the trading system of the Stock Exchange will be made out according to a transfer deed that is made out in a generally accepted format for transferring shares, duly signed by the registered owner or the legal representatives thereof, and by the transferee or the legal representatives thereof, which will be delivered to the Company at its registered office along with any other proof that is required by the Company for proving the right of the transferor to their transfer and the identity thereof. If any stamp tax or other mandatory payment applies to the deed of transfer of the Debentures, the company will be given proof of their payment by the requester of the transfer, which will be to the satisfaction of the Company.

9.5
It is clarified hereby that all of the expenses and commissions involved in the transfer, including stamp tax and other mandatory payments and duties, if any, will be borne by the party requesting the transfer only. The Company shall be allowed to keep the deed of transfer.

9.6	In the case of a transfer of only part of the sum of the specified principal of the Debentures in the Certificate, the Certificate will be split first as specified in Section

9.2 above into a number of Debenture Certificates as required thereby, in such a manner that the total sums of the principal specified therein is equal to the sum of the specified principal of the said Debenture Certificate.

9.7	After fulfillment of all of the conditions stated above, the transfer will be registered in the Register of the Debenture Holders.

10.	Delisting of the Debentures from trade initiated by the Stock Exchange

If the Stock Exchange decides to delist the Debentures (Series C) because the value of the series falls below  the minimum sum stated in the guidelines of the Stock Exchange, the Company will not perform immediate redemption of the Debentures (Series C), but the Debentures will be delisted from trade.

11.	Purchase of the Debentures (Series C) by the Company and/or by a subsidiary

11.1	The Company shall issue the Debentures under conditions as specified in the Prospectus and in the Debentures and will not secure them with any collateral.

11.2
The Company reserves the right to purchase at any time, within or without the Stock Exchange, Debentures (Series C) at any price of its choosing, without prejudice to the obligation of repayment of the Debentures remaining in circulation as specified above. The Debentures that will be purchased by the Company will be cancelled and delisted from trade on the Stock Exchange, and the Company will not be allowed to re-issue them.

11.3
A subsidiary of the Company and/or the controlling shareholder and/or companies under the control of the c controlling shareholder of the Company (“Affiliated Company”) are allowed to purchase and/or sell from time to time within or without the Stock Exchange, including by way of issuance by the Company, Debentures at any price of their choosing and sell them accordingly. The Debentures thus held by the Affiliated Company will be considered as an asset of the Affiliated Company, and if they are listed for trading, they will not be delisted from trade on the Stock Exchange other than subject to the rules of the Stock Exchange.

On the matter of holding Meetings of Holders of Debentures, the provisions of Section 2.19 of the second addendum to this deed will apply.

11.4
The Company is allowed, at any time and from time to time, without needing the consent of the Debenture Holders or the Trustee, to issue, including to an Affiliated Company, Debentures of a different type and/or of different series and/or other securities, whether secured or unsecured, whether granting a right of conversion into shares of the Company or not granting such right, whether by public offering pursuant to a prospectus or otherwise, under terms of redemption, interest, linkage, discounting, repayment rate in the case of liquidation and other conditions, as the Company sees fit, whether they are preferable to the terms of the Debentures (Series C) issued pursuant to the Prospectus, equal to them or inferior to them.

11.5
Without derogating from the foregoing, the Company is allowed, at any time and from time to time, without needing the consent of the Debenture Holders or the trustee, to issue, including to an Affiliated Company, additional Series C Debentures. The additional Debentures that will be issued, to the extent issued, including their conditions and resulting rights, will be identical and as the existing Debentures, and will together constitute one series for all purposes (it is clarified that in the case of such issuance, the offerees to whom additional Debentures will be issued will not be entitled to payment of principal and/or interest whose determinant payment date preceded the issuance date). The provisions of the Deed of Trust will apply to these additional Debentures. The Company shall publish an immediate statement on such an issuance of additional Debentures and will apply to the Stock Exchange in an application to list these additional Debentures for trading these therein. In the case of expansion of the series of the Debentures (series C) as above, the fee of the Trustee shall be increased in proportion to the increase of the size of the series.

The Company shall inform the Trustee and the Debenture Holders of the issue of these additional Debentures.

This right of the Company does not exempt the Trustee from examining such an issuance, to the extent that such a duty is imposed on the Trustee by law, and it does not derogate from the rights of the Trustee and of the Meeting of the Debenture Holders according to the Deed of Trust, including their right to make the Debentures immediately payable as stated in Section 16 below.

11.6
The Debentures have been issued in their par value, i.e. without discount. The Company reserves the right to allocate the Debentures following an expansion of the series at a different discount rate (higher or lower) than the discount rate of the Debentures then in circulation (including due to issuance at a price that reflects a different discount rate). The discounted allocation of the Debentures originating from expansion of the series of the Debentures at a rate exceeding the discount rate established for the Debentures before the expansion may adversely affect the state of the Debenture Holders.

11.7	The provisions of this Section 11 above itself do not bind the Company or the Debenture Holders to purchase Debentures or sell the Debentures in their possession.

11.8	Wherever the rules of the Stock Exchange apply or will apply to any action according to this Deed of Trust, they will have preference over the provisions hereof, and the dates of such an action will be determined in accordance with the rules of the Stock Exchange.

12.	Waiver; Settlement and Changes in the Terms of the Debentures (series C)

12.1
Subject to the provisions of the Law and the regulations promulgated and/or that will be promulgated thereby, the Trustee shall be allowed, from time to time and at any time, if it is convinced that this does not in its opinion infringe upon the rights of the Debenture Holders, to waive any violation or non-fulfillment of any of the terms hereof by the Company, as long as these do not relate to the terms of repayment of the Debentures and the grounds for calling for immediate repayment as specified in Section 16 below.

12.2
Subject to the provisions of the Law and the regulations promulgated and/or that will be promulgated thereby, the Trustee is allowed, whether before or after the principal of the Debentures is called for immediate repayment, to settle with the Company concerning any right or claim of the Debenture Holders and agree with the Company to any arrangement concerning the rights of the Debenture Holders, including waiving any right or claim of the Debenture Holders towards the Company hereby. If the Trustee settles with the Company after having received prior approval of the Debenture Holders as stated above, the Trustee shall be exempt of liability for this action, as approved by the general Meeting. The foregoing does not exempt the Trustee from responsibility for its actions until the date of making a decision of the Meeting of the Holders and/or its actions concerning its application.

12.3
Subject to the provisions of the Law and the regulations promulgated and/or to be promulgated thereby, the Trustee and the Company may, whether before or after the principal of the Debentures is called for immediate repayment, change the Deed of Trust (including a change in the conditions of the Debentures), if one of the following is fulfilled:

12.3.1	The Trustee is satisfied that the change does not adversely affect the Debenture Holders.

12.3.2	The Debenture Holders have agreed to the proposed change, by a special decision as specified in Sections 2.4 and 2.10 of the second addendum hereinafter.

12.4
The Trustee shall be entitled, at the request of the Company from time to time, to make changes in the Deed of Trust and/or in the Debentures, as required by a Securities Authority and/or the Stock Exchange and/or any other governmental authority, for the purpose of listing the Debentures for trade on the Stock Exchange, as long as the Trustee is satisfied that the change does not cause a material adverse effect to the

Debenture Holders.

12.5	The Company will give the Debenture Holders a notice of any such change, in accordance with Section 17 hereof, as soon as possible after its execution.

12.6	The general meetings as stated in this section above will be convened, as stated in the second addendum of the Deed of Trusteeship.

12.7
In any case of use of the right of the Trustee in accordance with this section above, the Trustee shall be entitled to demand that the Debenture Holders give to it or to the Company their certificates, for noting a comment concerning any such settlement, waiver, change or amendment and according to the demand of the Trustee, the Company will note such a comment in the certificates that are given to it. In any case of use of the right of the Trustee pursuant to this section, the Trustee shall announce this, within a reasonable time, in writing, to the Debenture Holders.

13.	Meeting of Debenture Holders (series C)

General meetings of the Debenture Holders (series C) will be convened and managed, as stated in the second addendum of the Deed of Trusteeship.

14.	Receipts as proof

14.1
A receipt from the Debenture Holder for the sums of the principal, the interest and the linkage differences that have been paid thereto by the Trustee for that Debenture will release the Trustee categorically in all matters related to payment of the sums stated on the receipt.

14.2
Until the end of the period specified in Section 7.5 above, a receipt from the Trustee concerning the deposit of the sums of the principal, the interest and the linkage differences in its possession to the benefit of the Debenture Holders as stated in this Deed will be considered as a receipt from the Debenture Holders for the sums specified therein.

14.3	The sums distributed as stated in Sections 7 and 14 hereof will be considered as payment on the account of the repayment of the Debentures.

15.	Replacement of Debenture Certificates

In the case of a Debenture Certificate wearing out, being lost or destroyed, the Company shall be entitled to issue in its place a new Certificate of the Debentures, under the same conditions concerning proof, indemnification and coverage of the expenses sustained by the Company for inquiring as to the right of ownership of the Debentures that the certificate thus replaced relates to, as the Company deems fit, provided that in the case of wear, the worn out Debenture Certificate will be returned to the Company before the new Certificate is issued. Taxes, duties and other expenses involved in the issue of the new Certificate will be borne by the party requesting this Certificate.

16.	Immediate repayment

16.1
Subject to the provisions of Section 16.2 below, the Trustee shall be entitled to call for immediate repayment of the unsettled balance of the Debentures, in part or in full, and will be compelled to do so if demanded by a special resolution (as defined in the second addendum to this Deed) that is adopted in the general Meeting of the Debenture Holders, or by a written demand signed by the Holders of more than 50% of the unsettled balance of the principal of Debenture in circulation, in case  one or more of the events enumerated below occur:

16.1.1
If the Company does not repay any sum (including principal or interest or linkage differences) that is due pursuant to the terms of the Debentures within, 7 days of the maturity of that sum, according to the terms of the Debentures.

16.1.2	A permanent liquidator has been appointed by a court, or if the court has issued the Company a final liquidation order, or if a valid resolution for voluntary liquidation of the Company is adopted.

16.1.3
A motion is filed regarding the Company to reach a settlement with the creditors of the Company in accordance with Section 350 of the Companies Law, 5759 – 1999, or if a motion for staying of proceedings is issued pursuant to this section, and if the motion has been filed other than by the company – the motion or order is not removed or cancelled within 45 days of filing or granting, as relevant.

16.1.4
If the company is dissolved or struck for any reason, including striking or dissolution for merger purposes or within a share exchange transaction, unless the Trustee is convinced that the rights of the Debenture Holders (Series C) will not be infringed following such a merger or share exchange transaction.

16.1.5
If one of the cases listed below occurs and according to the determination of the Trustee or a special resolution adopted in a general Meeting of the Debenture Holders, this may infringe upon or endanger the rights of the Debenture Holders:

16.1.5.1
A temporary liquidator or temporary receiver has been appointed for the Company by a court or if the court has issued the Company a temporary liquidation order, and such an appointment or order is not revoked within 30 days of being issued.

16.1.5.2	Material assets of the Company are subjected to attachment and the attachment is not removed within 45 days of its imposition.

16.1.5.3	An execution action is carried out against material assets of the Company and the action is not cancelled within 45 days of being carried out.

16.1.5.4	If a permanent receiver is appointed for the Company and/or for all of its assets or for a material part thereof, and the appointment is not cancelled within 45 days.

16.1.5.5
The Company ceases its payments and/or announces its intent to cease its payments and/or if there is genuine concern, in the opinion of the Trustee, that it will cease its payments and/or cease to continue its business affairs or it is likely that it will cease managing its business affairs.

16.1.5.6
If the Company violates or fails to fulfill any material condition or undertaking that binds it pursuant to the conditions of the Debentures and this Deed, and it does not rectify the violation within 14 business days of its having received a written warning from the Trustee to rectify the violation.

16.1.5.7	If pledgees of the assets of the Company realize the pledges that they have for material assets of the Company.

16.1.5.8	If another series of Debentures that the Company has issued is called for immediate repayment other than according to a resolution of the Company.

16.2	Advance notice before calling for immediate repayment

16.2.1
Despite the provisions of Section 16.1 above, the Trustee shall not call the Debentures for immediate repayment, unless the Trustee has given the Company prior written notice of its intent to do so, and the Company does not fulfill the provisions of the advance notice within 15 days of its receipt (“the Remedy Period”).

16.2.2
In the said prior notice, the Company will be required to pay the arrears sum and/or fulfill other provisions of this Deed or of the terms of the Debentures whose violation or non-fulfillment constitute grounds for calling Debentures for immediate repayment, or restore the state of affairs that preceded the grounds for calling for immediate repayment, in accordance with the case stated in Section 6.1 above, for which this warning has been given.

16.2.3	Despite the provisions in Section 16.2.1 above, if the Trustee holds the opinion that a deferral in calling the debt of the Company for immediate repayment as stated in Section 16.2.1 above will genuinely endanger the rights of the Debenture Holders, the Trustee shall be allowed to shorten the Remedy Period up to 3 business days, in order to prevent the said endangerment of the rights of the Debenture Holders, on the condition that it so confirms to the Company by a notice that is delivered to it alongside the calling of the Debentures for immediate repayment.

17.	Notices

17.1	Any notice from the Company and/or the Trustee to the Debenture Holders, as relevant, shall be given as follows:

17.1.1	By reporting in the MAGNA system of the Securities Authority; and by

17.1.2	A notice that will be published in two widely distributed daily newspapers that are published in Israel in Hebrew;

17.2
Any notice or demand from the Trustee to the Company may be given by a letter that is sent by registered mail to the address stated herein, or to any other address that the Company informs the Trustee of in writing, or by transmission by facsimile or by courier and any such notice or demand will be considered as having been received by the Company: (1) in the case of sending by registered mail – three business days from the day of mailing thereof; (2) in the case of transmission by facsimile (along with a telephone check of receipt thereof) – one business day from the day of its transmission; (3) and in the case of sending by courier – upon its delivery by the courier to the addressee or the offering thereof to the addressee for receipt, as relevant.

17.3
Any notice or demand from the Company to the Trustee may be given by a letter that is sent by registered mail to the address stated herein, or to another address that the Trustee informs the Company of in writing, or by transmission by facsimile or by electronic mail (“email”) or by courier and any such notice or demand will be considered as having been received by the Trustee: (1) in the case of sending by registered mail – three business days from the day of mailing thereof; (2) in the case of transmission by facsimile or by email (along with a telephone check of receipt thereof) or sending by courier – upon its delivery by the courier to the addressee or the offering thereof to the addressee for receipt, as relevant.

17.4	Copies of notices and invitations that the Company gives to the Debenture Holders will also be sent by the Company in an Immediate Report, a copy of which will be given to the Trustee.

Cellcom Israel Ltd.

Second Addendum

Meetings of the Debenture Holders (Series C)

1.	Calling of Meetings of the Debenture Holders:

1.1
The Trustee or the Company may call a Meetings of the Debenture Holders. If the Trustee and/or the Company calls such a Meeting, they must send immediately a written notice to the Trustee and/or the Company, as relevant, regarding the site, the day and the time on which the Meeting will be held and on the matters to be brought for discussion therein, and the Trustee or the Company, as the case may be, or a representative thereof, will be entitled to participate in such a Meeting without them having a voting right. The Company will be required to call a general meeting by written request of the Trustee or of the Debenture Holders holding at least ten percent 10%) of the unsettled balance of the principal of the Debentures in circulation, as relevant. The Trustee shall be required to call such a Meeting, at the written request of the Holders of at least ten percent (10%) of the par value of the unsettled balance of the principal of the Debentures in circulation. If the parties asking to call the Meeting are the Debenture Holders, the Company and/or the Trustee, as relevant, are entitled to demand from the requesting parties indemnification for the reasonable expenses involved therein.

1.2
Fourteen (14) days advance notice will be given of each Meeting of the Debenture Holders, which will elaborate the place, the day and the time of the Meeting, and will indicate in general the subjects that will be discussed in the meeting. The Trustee is allowed, at its discretion, to shorten the duration of the advance notice if it sees that a deferral in calling the Meeting will cause material infringement of the rights of the Debenture Holders.

1.3
In case of the purpose of the Meeting being a discussion and adopting a special resolution as defined in Section 2.4 and 2.10 of this addendum hereinafter, the notice will elaborate, in addition to the foregoing, the principle of the proposed decision. No resolution that has been duly adopted in a Meeting thus called will be disqualified if notice is not given, erroneously to all of the Debenture Holders, or if such notice has not been received by all of the Debenture Holders.

1.4
Any such notice from the Company and/or the Trustee to the Debenture Holders will be given by a notice that is published in two (2) widely distributed daily newspapers that are published in Israel in Hebrew. In addition, an immediate report will be given by the Company. Any notice that is published as stated above will be considered as having been given to the Debenture Holders on the day of its publication as above.

2.	Meetings of the Debenture Holders:

2.1
The chairman of the Meeting will be a person who will be appointed by the Trustee. If the Trustee has not appointed a chairman or he is absent from the Meeting for half an hour from the determinant time for holding the Meeting, the attending Debenture Holders will choose a chairmen from among their number.

2.2	A Meeting of the Debenture Holders will be opened after it is proved that there is the legal quorum for starting the discussion present.

2.3
Subject to the legal quorum that is required in a Meeting that is convened for adopting a special resolution, and subject to the legal quorum that is required for the dismissal of a trustee pursuant to the Securities Law, two Debenture Holders who are attending by themselves or by proxy and together holding or representing at least a tenth (1/10) of the unsettled balance of the Debentures in circulation at that time will constitute a legal quorum.

2.4	A special resolution of the Debenture Holder Meeting will be required on the following issues (“Special Resolution”):

2.4.1	A change and/or amendment to the Deed of Trust, in the case of this requiring a resolution of a general Meeting pursuant to the Deed of Trust

2.4.2
Any amendment, change and/or arrangement of rights of the Debenture Holders, whether these rights result from the Debenture, the Deed of Trust or otherwise, or any settlement or waiver concerning these rights, in the case of a decision of a general meeting being required for this purpose pursuant to the Deed of Trusteeship.

2.4.3	Calling the Debentures for immediate repayment, in accordance with the terms of the Deed of Trust.

2.4.4	Giving of notices to the Trustee.

2.5
In a meeting that is called for adopting a Special Resolution a legal quorum will be constituted – if Holders of at least fifty percent (50%) of the unsettled balance of the Debentures in circulation at that time are present in the general meeting, or in a deferred meeting - if Holders of at least ten percent (10%) of the said balance are present.

2.6
If within a half an hour of the time set for starting a Meeting, no legal quorum is present, the meeting will be deferred to the same day in the following week (and in the case of this day not being a Business Day to the Business Day immediately following it) to the same place and time, without there being a duty to announce this to the

Debenture Holders, or to another day, place and time, as chosen by the inviting party, which it will announce to the Debenture Holders at least three (3) days in advance. If no legal quorum is found in a Meeting thus deferred, half an hour after the time established for starting the Meeting, two (2) Debenture Holders attending by themselves or by proxy, regardless of the par value held thereby, will constitute a legal quorum, and other than the legal quorum required for adopting a special resolution, provided that the instruction determining the legal quorum as above is published within the notice of the original Meeting, provided that the notice to the Debenture Holders of the holding of the deferred Meeting is announced in accordance with the provisions of Section 1 hereto above, by no later than seven (7) days before the date of holding the deferred Meeting. Such a notice may be published within the notice of the original Meeting (the general meeting that was deferred).

2.7
Other than the foregoing, a Debenture Holder will not be entitled to receive any notice of a deferred Meeting and/or of matters that will be discussed in the deferred Meeting. Only matters that may be discussed in a Meeting will be discussed in a deferred Meeting.

2.8
With the consent of a majority in a Meeting in which a legal quorum has attended, the chairman is allowed, and at the demand of the Meeting is compelled, to defer the continuation of the Meeting from time to time and from place to place, as the Meeting decides. If the continuation of the Meeting is deferred by ten (10) days or more, a notice of the continued Meeting will be given by way of publishing an immediate report in the MAGNA system only.

2.9	In the vote, each Holder who is present in person or by proxy will have one vote for each NIS 1 par value of the total specified unpaid principal of the Debentures by which he may vote.

2.10
Each resolution will be adopted by a counting of votes. The majority that is required for a regular resolution is a regular majority of the number of votes represented in the vote of the Meeting (except abstainers). The majority that is required for a Special Resolution in such a Meeting is a majority of not less than 75% of the number of votes represented in such a vote (except abstainers).

2.11
A appointment letter that appoints a proxy will be in writing and will be signed by the appointer or by the proxy thereof who is duly authorized to do so in writing. If the appointer is a corporation, the appointment will be made in writing and will be signed by the stamp of the corporation, along with the signature of the secretary of the corporation or the advocate of the corporation who has the authority to do so. The appointment letter of a proxy will be made out in any generally accepted form. A proxy is not required to be a Debenture Holder himself. The appointment letter and the power .

of attorney or the other certificate by which the appointment letter is made out or an approved copy of such a power of attorney, will be deposited in the registered office of the Company or at another address that the Company announces not less than forty eight (48) hours before the time of the Meeting for which the power of attorney has been given, unless otherwise determined in the notice calling the Meeting. The appointment letter will also be valid concerning any deferred Meeting of a Meeting that the appointment letter relates to, unless stated otherwise in the appointment letter. A vote that is made in accordance with the terms in the document appointing a proxy will also be valid if the appointer has passed away or been declared legally incompetent or if the appointment letter is cancelled or the Debenture that the vote has been given for is transferred, prior to the vote, unless a written notice of the death, decisions of legal incompetence, cancellation or transfer, as relevant, received at the registered office of the Company before the Meeting

2.12
Any corporation that owns a Debenture may, by duly signed written authorization, empower a person as it deems fit to act as its representative in any Meeting of the Debenture Holders, and the person who has been authorized will be allowed to act on behalf of the corporation that he represents.

2.13
Any proposal for a resolution that is put to the vote in a Meeting of Holders will be decided by a show of hands, unless a vote using a ballot box is demanded by the chairman or by at least two (2) Debenture Holders, who are present by themselves or by their proxy, whether a vote was made previously with a raise of hands or thereafter and the vote by ballot box will prevail. In the case of joint Holders, only the vote of the more senior Holder wishing to vote will be accepted, whether by himself or by his proxy, for which purpose seniority will be determined by the order in which the names are listed in the Register of Holders.

2.14	The Trustee shall not have a right to vote in a Meeting of the Debenture Holder.

2.15	In a vote, a Debenture Holder or the proxy thereof is allowed to vote with some of its votes in favor of a proposal that is being discussed, and with some against the proposal, as it deems fit.

2.16	Declaration of the chairman of the Meeting concerning adopting or rejecting a resolution and recording of this matter in the minutes book will serve as prima facie evidence of this fact.

2.17
The chairman of the meeting will have a minute of the Meeting of the Debenture Holders prepared, which shall be written in the book of minutes. Each such minute will be signed by the chairman of the Meeting or by the chairman of the Meeting held thereafter, and all minutes thus signed will serve as conclusive testimony of the proceedings in the Meeting, and as long as it is not proved otherwise, any resolution adopted in such a Meeting will be considered as having been duly adopted.

2.18
A person or persons who are appointed by the Trustee, the secretary of the Company and any other person or persons authorized by the Company will be allowed to be present in Meetings of the Debenture Holders without a voting right.

2.19
Debentures held by an Affiliated Company will not grant their Holders a voting right in the general meeting of the Debenture Holders, but they will be considered for determining the legal quorum in the general meeting, except Debentures that will be held by an Affiliated Company that is an investor that is one of the investors listed in the first addendum to the Securities Law (concerning Section 15A(B)(1) of the Law) that is not investing for itself (an "Affiliated Institutional Investor”), which will grant voting rights in a Meeting of the Debenture Holders. At the time of holding the Meeting of the Debenture Holders, the Trustee shall check for conflicting interests among the Debenture Holders in accordance with the circumstances at hand and the need for calling Class Meetings in cases in which there are differing interests among the Debenture Holders, in accordance with the circumstances at hand. The Company and the Trustee shall act to call Class Meetings of the Debenture Holders in accordance with the provisions of the law, the provisions of the Securities Law and the Regulations and guidelines promulgated thereunder. In the case of holding Class Meetings, approval of a resolution requires approval in each of the Class Meetings that are called, and in the Meeting of all of the Debenture Holders, with the majority that is required by the provisions of the Deed of Trust and the appendices thereof.